EXHIBIT 10.3

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of __________ ___, 2008, by and between Charming Shoppes of Delaware, Inc., a Pennsylvania corporation (“Charming”), and Arizona Mail Order Company, Inc, a Delaware corporation (“AMO”).  Charming and AMO are at times referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Crosstown Traders, Inc., a Delaware corporation (“Seller”) and Norm Thompson Outfitters, Inc. (“NTO”) have entered into that certain Stock Purchase Agreement dated August 25, 2008, as amended on September ___, 2008 (the “Purchase Agreement”), pursuant to which NTO has agreed to purchase all of the issued and outstanding stock of AMO and its subsidiaries as more fully described in the Purchase Agreement;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement; and

WHEREAS, as a condition to the Seller and NTO’s obligation to consummate the transactions contemplated by the Purchase Agreement, the Parties have entered into this Agreement pursuant to which each Party will make available to the other Party certain transition services for the time periods specified herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

SERVICES PROVIDED

1.01  Transition Services.  Upon the terms and subject to the conditions set forth in this Agreement, each Party (in such capacity, the “Provider”) will provide to the other Party (in such capacity, the “Recipient”) for the use in the businesses of the Recipient and its Affiliates each of the services listed in Appendix A, which is attached to and made part of this Agreement (hereinafter referred to individually as a “Transition Service”, and collectively as the “Transition Services”), during the time period for each Transition Service set forth on Appendix A (hereinafter referred to as the “Time Periods” for all of the Transition Services, and the “Time Period” for each Transition Service).

1.02  Personnel.  In providing the Transition Services, the Provider, as it deems necessary or appropriate in its sole discretion, may (a) use such personnel of the Provider or its Affiliates and/or (b) employ the services of other third parties (each such third party, a “Subcontractor”) to the extent such Subcontractor’s services are routinely used to provide similar services to the Provider’s business or are reasonably necessary for the efficient performance of any of such Transition Services. The Provider shall retain responsibility for the provision of such Transition Services to the Recipient.  If the Provider elects to commence the provision of specified Transition Services hereunder through a Subcontractor that is not engaged with respect to the Transition Services in question by the Provider as of the date hereof, then the Recipient shall have the right to terminate such specified Transition Services on 20 days prior written notice to the Provider and to engage such Subcontractor to perform such specified Transition Services directly for the Recipient and the Recipient shall have no further liability or obligation to the Provider with respect to such terminated Transition Services.

1.03  Level of Transition Services.

(a)  The Provider shall perform the Transition Services exercising the same degree of care as it exercises in performing the same or similar services for its own account, with priority equal to that provided to its own businesses or those of any of its Affiliates.  Subject to the obligations under this Agreement (including, without limitation, the other provisions of this Section 1.03(a)), the Provider shall be responsible for the proper management of and control over the provision of the Transition Services (including, without limitation, the determination or designation at any time of the equipment, employees and other resources of the Provider to be used in connection with the provision of the Transition Services), it being expressly acknowledged and agreed that the Parties shall in good faith and shall reasonably cooperate in the cost-effective transition of each Party’s business units to stand alone functionality and, in the case of AMO, the integration of AMO and its business with the businesses operated by AMO and its Affiliates.  Accordingly, the Recipient may from time to time request that the Provider implement plans, procedures and other processes relating to the provision of Transition Services which it in good faith believes will help achieve such objectives and/or facilitate and expedite the Recipient's transition to stand-alone functionality as well as such other plans, procedures and other processes which it in good faith believes will improve the operational efficiency of the Recipient's business.  The Provider shall consider in good faith and implement any such commercially reasonable plans, procedures and other processes requested by the Recipient, so long as the Recipient agrees to bear capital expenditures and incremental management expenses that the Parties mutually agree will be required to be made in connection therewith.

(b)  As more specifically set forth in Appendix A attached hereto, it is the intention of the parties that the Recipient’s use of any Transition Service shall not be higher than the level of use required by the affected business unit prior to the Closing Date.  In no event shall the Recipient be entitled to any new service (other than any additional services mutually agreed by the Parties in a separate writing) or to increase its use of any of the Transition Services above the level of use prior to the date hereof without the prior written consent of the Provider.

(c)  In connection with the provision of Transition Services and subject to Section 5.01 hereof, the Provider may undertake periodic maintenance and other temporary shutdowns of its information technology system, processing center equipment, call center services or other system related to any Transition Service as needed and in accordance with its own practices and procedures (but not more frequently than one (1) four (4) hour period per month) so long as the Provider makes commercially reasonable efforts to minimize any disruption to the Recipient’s business as a result thereof. The Provider shall give notice to the Recipient at least 72 hours prior to any scheduled maintenance (and such notice shall provide the estimated time such system is to be shut down for maintenance) and will make commercially reasonable efforts to give notice to the Recipient 24 hours prior to any non-scheduled temporary shutdowns but in any event will give notice as soon as is practicable.  Notice under this subsection shall be given pursuant to Section 6.04 herein.

(d)  The Parties acknowledge that the intent of this Agreement is to provide for the orderly and efficient transition of each Party’s respective business units to stand-alone functionality and that the Parties are not in the business of providing the Transition Services to third parties.  Accordingly, each Party agrees to use commercially reasonable efforts to make a transition of each such Transition Service to its own internal organization (or any other third party suppliers for the Transition Services) as promptly as practicable within (or at the conclusion of) the Time Period applicable to such Transition

Service and shall take such commercially reasonable actions (e.g., providing the other Party reasonable access to operational information) in furtherance of the foregoing.  Each Party shall assist the other Party’s efforts by (i) collaborating on changes to operating procedure and third party providers (e.g. shipping contracts), (ii) dedicating sufficient resources (including, without limitation, personnel and materials) that are needed for the transition of each Transition Service to a stand-alone functionality (which shall include, without limitation, the transition from the Provider’s distribution centers and call center to the Recipient’s distribution centers and call center), and (iii) other mutually agreeable practices before termination of the Transition Service.

(e)  If a Transition Service expires or is terminated pursuant to this Agreement, but information  or other support related to such service is still required to perform another Transition Service that continues, provision of the continuing Transition Service will be contingent upon the Recipient providing the information and support needed from the expired or terminated service to provide the Transition Service that continues.

1.04  Limitation of Liability and Warranty.

(a)  In the absence of gross negligence or reckless or willful misconduct on the Provider’s part, subject to the indemnity provisions of Article 5 of this Agreement, the Provider shall not be liable for any claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs and reasonable attorneys’ fees), fines and penalties incurred by the Recipient, arising out of any actual or alleged injury, loss or damage of any nature whatsoever by the Recipient in the Provider’s providing or failing to provide the Transition Services to the Recipient.  Notwithstanding anything to the contrary contained herein, in the event the Provider commits an error with respect to or incorrectly performs or fails to perform any Transition Service, at the Recipient’s request, the Provider shall use reasonable best efforts to correct such error, re-perform or perform such Transition Service.

(b)  In no event shall the Provider be liable for any damages caused by the Recipient’s failure to perform the Recipient’s responsibilities hereunder.  The Provider will not be liable to the Recipient for any act or omission of any other entity that is not an Affiliate or Subcontractor of the Provider furnishing any Transition Service (other than due to a default or breach by the Provider or any of its Affiliates or Subcontractors of any agreement between the Provider or any of its Affiliates or Subcontractors and such third party).

(c)  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR AT LAW OR IN EQUITY, IN NO EVENT SHALL THE PROVIDER BE LIABLE FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE RECIPIENT (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR THE RECIPIENT’S LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION OR ANY OTHER LOSS) ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR REGARDING THE PROVISION OF OR THE FAILURE TO PROVIDE THE TRANSITION SERVICES, EVEN IF THE PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

1.05  Obligation to Continue to Use Services.

(a)  Unless terminated pursuant to this Agreement, the Provider shall provide, and the Recipient shall purchase, the Transition Services for the Time Periods as is specified with respect to the applicable Transition Service on Appendix A.  The Recipient may terminate any of the Transition Services that the Provider is providing to the Recipient by giving the Provider prior written notice of its desire to terminate such Transition Services in accordance with the termination notice periods specified in Appendix A.  Notwithstanding anything to the contrary contained in this Agreement, if the Recipient is able to procure from a third-party source services similar to, and in substitution for, any particular Transition Service (a “Third Party Service”) the Recipient shall have the right to terminate such Transition Service upon the provision of written notice of termination to the Provider as set forth in Appendix A and shall thereupon utilize the services of such third-party provider for such Third Party Service in lieu of the particular Transition Service so terminated without liability or obligation to the Recipient, including quarterly true-up amounts set forth on Appendix A (other than the obligation to compensate the Provider for services performed prior to the effective date of termination). In the event that the Recipient requires the provision of a Transition Service (other than the Transition Service so terminated and replaced with such Third Party Service) in order to facilitate its utilization of and migration to a Third Party Service, the Provider agrees to provide such Transition Service as promptly as is commercially reasonable following the Recipient’s request therefor and shall use commercially reasonable means to prioritize the same so as to expedite the Recipient’s utilization of and migration to such Third Party Service.

(b)  If any Transition Service is terminated by the Recipient, the Recipient may not elect to reinstitute such Transition Service.

1.06  Provider Access.  To the extent reasonably required for the Provider’s personnel to perform the Transition Services, the Recipient shall provide the Provider’s personnel with access to its equipment, office space, plants, telecommunications and computer equipment and systems, and any other areas and equipment; provided that such access shall not include the use thereof in the provision of any Transition Service.

1.07  Title to Assets; Methods, etc; Ownership of Products.

(a)  All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by Provider in connection with the provision of Transition Services hereunder (including all intellectual property rights whether existing or created in connection with the provision of the Transition Services or otherwise) shall remain the property of Provider and shall at all times be under the sole direction and control of Provider.

(b)  Notwithstanding any other provision of this Agreement, and except as otherwise expressly provided in Appendix A or in a separate written agreement that is not, by its terms, superseded by this Agreement, title to all products or other materials that are transported, shipped, warehoused or otherwise held in the custody of Provider on behalf of Recipient shall at all times remain with Recipient, and Recipient shall at all times be the owner of record of such products or other materials, and, subject to Section 5.01, shall be solely responsible for any matters arising from or relating to such products or other materials.

1.08  Review Meetings.  The Parties shall hold review meetings (“Review Meetings”) at least bi-weekly or as otherwise mutually agreed by the Parties (in each case, at mutually acceptable dates, times and locations) at which representatives of Charming and AMO shall review and discuss any operational, strategic or other issues raised by any participant with respect to the provision of the Transition Services.  The Parties intend that the information exchanged at such Review Meetings shall be in addition to ongoing communication between representatives of Charming and AMO with respect to the provision of Transition Services hereunder.

ARTICLE 2

COMPENSATION

2.01  Consideration.

(a)  As consideration for the Transition Services, the Recipient shall pay to the Provider the amount specified for each Transition Service as set forth in Appendix A; provided, however, if a Subcontractor delivers invoices to Recipient (rather than to the Provider) for Transition Services rendered under this Agreement, Recipient shall pay such Subcontractor directly and the Recipient shall have no further liability or obligation to the Provider with respect to the payment for the Transition Services covered thereby.  In such event, the Recipient shall notify Provider that such invoices have been paid directly by Recipient.  Upon the termination of any Transition Service in accordance with this Agreement, the compensation to be paid under this Section 2.01 shall no longer include the amount specified for such terminated Transition Service.

(b)  If the amount to be paid for any Transition Service is described in Appendix A as “Cost”, “Cost” shall mean the Provider’s direct out-of-pocket cash cost to provide that Transition Service (i.e., direct labor costs, travel and related costs and any direct third-party costs) and a reasonable and fairly allocated portion of costs and expenses incurred by Provider and its Affiliates (so long as such allocation is consistent with historical practice set forth in Charming’s P/L Statement reviewed by AMO and its representatives) in providing such Transition Service (including without limitation service-specific overhead costs, rents, maintenance and utilities).  Such Cost shall be sufficient to permit the Provider to receive full reimbursement of its Costs in connection with the provision of the Transition Services but shall not contain any profit-margin or premium.  The Parties acknowledge and agree that, subject to the foregoing, (i) the Provider shall bear any and all costs required to permit Provider to provide any such Transition Services (e.g., the cost of obtaining any third party consent required to enable Provider to provide any such Transition Service to Recipient) and any and all costs of any kind or nature incurred by Provider in connection with ceasing to provide any Transition Service, and (ii) notwithstanding any provision in this Agreement to the contrary, in no event will any amendment, restatement or other modification of any contract between Provider and any third party enable Provider to receive additional compensation for any Transition Service to be provided under this Agreement (it being agreed that if the Provider is required to pay additional costs to a third party with respect to a Transition Service pursuant to any such amendment, restatement or other modification of any contracts, and Appendix A provides for such costs to be passed through to the Recipient, the Recipient shall be responsible for such increased pass through costs).

2.02  Taxes.  Any taxes (other than income taxes) assessed on the provision of the Transition Services shall be paid by the Recipient.

2.03  Payments on Behalf of the Recipient.  If Appendix A specifies that amounts be pre-funded for the provision of a Transition Service by the Provider, Recipient shall deposit the amount of such payment into an account designated by Provider as set forth in Appendix A hereto.  Provider shall have no responsibility to pay such amounts until Recipient has deposited funds sufficient to pay such amounts with the Provider.  Any failure by the Provider to timely pay such amounts due to a failure by the Recipient to pre-fund such items shall not be considered an Event of Default.

2.04  Invoices.  By the 15th day following the end of each month, the Provider will submit one invoice to the Recipient for all Transition Services provided to the Recipient and its Affiliates.  Each invoice shall include documentation supporting the invoiced amounts set forth therein (including the Transition Services provided and the cost therefor (calculated in accordance with this Agreement)).  Such invoices shall contain such billing data, level of detail and such other supporting data as the Recipient may reasonably request.  All invoices and billing data shall be sent to Charming and AMO at the addresses for notices specified herein or to such other address as the Recipient shall have specified by notice in writing to the Provider.

2.05  Payment of Invoices.  Payment of all invoices shall be made no later than 30 days after receipt of the invoice in accordance with Section 2.04, unless otherwise specified in Appendix A.  All payments shall be made to the account stipulated in the invoice or otherwise in writing to the Recipient by the Provider and shall be by wire transfer of immediately available funds payable to the Provider with written confirmation of payment sent by facsimile to the person stipulated in the invoice or otherwise in writing to the Recipient by the Provider.  If the Recipient fails to pay the full amount of any invoice under this Agreement within 30 days of the relevant due date, the Recipient shall be obligated to pay, in addition to the amount due on such payment due date, interest on such amount at a rate of 12% per annum, compounded monthly, from the relevant payment due date through (but not including) the date of payment.  All payments made shall be applied first to unpaid interest and then to amounts invoiced but unpaid.

2.06  Prohibition on Offsets.  Notwithstanding anything in this Agreement to the contrary, neither Party shall offset, counterclaim, or otherwise withhold any amounts due or payable hereunder on account of any amounts owed to such Party or its Affiliates under this Agreement, the Purchase Agreement or any other agreement or arrangement.

ARTICLE 3

CONFIDENTIALITY

3.01  Obligation.

(a)  In addition to any obligations of confidentiality pursuant to other agreements between the Parties, without the prior written consent of the other Party, each Party shall hold in confidence and not disclose to any third party any confidential information received by it from the other Party during the provision of the Transition Services; provided however, that the Provider may disclose confidential information to its Subcontractors to the extent necessary to provide Transition Services, so long as Provider informs such Subcontractors of its confidentiality obligations and takes commercially reasonable efforts to ensure that such Subcontractor maintain the same level of confidentiality.

(b)  Each Party agrees that it shall only use the information received by it from the other Party in connection with the provision or receipt of the Transition Services, and for no other purpose.

(c)  For purposes of this Agreement, confidential information shall not include any information: (i) which is or becomes publicly known without violation of this Agreement by the receiving Party; (ii) which is or becomes available to the receiving Party from a source other than the disclosing Party, which source has no obligation of confidentiality to the disclosing Party in respect thereof; (iii) which is required to be disclosed by law or governmental order or any rule or regulation of the Nasdaq Stock Market (“Nasdaq”) (so long as the receiving Party promptly notifies the disclosing Party of such requirement and reasonably cooperates with disclosing Party’s efforts to obtain a protective order or other assurance that confidential treatment will be afforded to such information); (iv) which is disclosed in connection with the enforcement of the receiving Party’s rights under this Agreement, the Purchase Agreement, or the Transaction Documents; or (v) the disclosure of which is mutually agreed to by the Parties.

3.02  Effectiveness.  The foregoing obligation of confidentiality shall be in effect during the term of this Agreement and any extensions thereof and for a period of five years after the termination or expiration of this Agreement.

3.03  Care and Inadvertent Disclosure.  With respect to any confidential information, each Party agrees as follows:

(a)  it shall use (i) the same degree of care in safeguarding said information as it uses to safeguard its own information which must be held in confidence, and (ii) commercially reasonable methods to ensure its Affiliates and Subcontractors comply with the undertakings in Section 3.01; provided that, in any event, the receiving Party shall be responsible for any breach of the terms hereof by any of its Affiliates or Subcontractors to whom or to which such confidential or proprietary information was disclosed by the receiving Party, and

(b)  upon the discovery of any inadvertent disclosure or unauthorized use of said information, or upon obtaining notice of such a disclosure or use from the other Party, it shall (i) notify the other Party and (ii) take all necessary actions to prevent any further inadvertent disclosure or unauthorized use.

3.04  Remedy for Breach.  Each Party acknowledges and agrees that in the event of a breach by it of any of the provisions of this Article 3, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, the other Party and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

ARTICLE 4

TERM AND TERMINATION

4.01  Term.  Except as otherwise provided in this Article 4 or as otherwise agreed in writing by the Parties, this Agreement shall become effective as of the date hereof and the Provider’s obligation to provide, and the Recipient’s obligation to purchase, any particular Transition Service hereunder shall cease as of the first to occur of (a) the date of termination of this Agreement as determined in accordance with Section 4.03 hereof or (b) the applicable termination date for any particular Transition Service as set forth in Appendix A hereto.

4.02  Extension.  Subject to the earlier termination of this Agreement in accordance with Section 4.03, the Recipient may request an extension of the Time Period for any Transition Service for any period the Recipient deems necessary by giving the Provider at least 30 days prior written notice prior to the end of the Time Period in question.  Provider may agree to extend such Transition Service solely at its discretion.  If the Provider agrees to provide such Transition Service beyond the Time Period, the fees therefor shall be as set forth in Appendix A.  Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, the foregoing shall not limit or impair the Recipient’s right to extend the Time Period with respect to a Transition Service if Appendix A provides for such an extension (i.e., if such Appendix A provides the Recipient with the right to seek an extension and the Recipient exercises such right, the Provider shall be obligated to grant such extension).

4.03  Termination.

(a)  Recipient may terminate individual Transition Services as outlined on Appendix A.  Any Transition Service on Appendix A that does not expressly provide for early termination may not be terminated prior to the end of the given Time Period.

(b)  If either Party (hereinafter, the “Defaulting Party”) shall fail to perform or default in the performance of any of its material obligations under this Agreement, the other Party (hereinafter, the “Non-Defaulting Party”) may give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement if such failure or default is not cured within 30 days of such written notice; provided that if such failure to perform or default relates to a specific Transition Service, the Non-Defaulting Party may elect to terminate only such specific Transition Service under this Section 4.03 and the written notice will specify such Transition Service.  If any failure or default so specified is not cured within such 30-day period, the Non-Defaulting Party may elect to immediately terminate this Agreement or the specific Transition Service as set forth above; provided that if the failure or default relates to a dispute made in good faith by the Defaulting Party, the Non-Defaulting Party may not terminate this Agreement pending the resolution of such dispute.  Such termination shall be effective upon receipt of a written notice of termination from the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.

4.04  Certain Acknowledgements.

(a)  The Recipient agrees and acknowledges that all obligations of the Provider to provide each Transition Service shall cease upon the expiration of the Time Period (and any extension thereof in accordance with Section 4.02) for such Transition Service, and the Provider’s obligations to provide all of the Transition Services shall immediately cease upon the termination of this Agreement.  Upon the cessation of the Provider’s obligation to provide any Transition Service, the Recipient shall immediately cease using, directly or indirectly, such Transition Service.

(b)  THE PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES) TO THE RECIPIENT FOR THE PROVIDER’S CEASING TO PROVIDE ANY TRANSITION SERVICE UPON THE EXPIRATION OF THE APPLICABLE TIME PERIOD (AND ANY EXTENSION THEREOF IN ACCORDANCE WITH SECTION 4.02) FOR SUCH TRANSITION SERVICE OR UPON THE VALID TERMINATION OF THIS AGREEMENT OR TERMINATION OF SUCH TRANSITION SERVICE PURSUANT TO THIS AGREEMENT.

4.05  Survival of Certain Obligations.  Without prejudice to the survival of the other agreements of the Parties, the following obligations shall survive the termination of this Agreement: (a) for the periods set forth therein, the obligations of each Party under Articles 3, 4 and 5, and (b) the Provider’s right to receive the compensation for the Transition Services as provided in Section 2.01 prior to the effective date of termination of each such Transition Service.

ARTICLE 5

INDEMNITIES

5.01  Indemnity by the Provider.  Without affecting any provision of the Purchase Agreement or the Parties’ respective rights or obligations set forth therein, and subject to the limitations set forth in

Section 1.04 above, the Provider shall indemnify, defend, and hold the Recipient harmless against any and all claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs and reasonable attorney’s fees), fines and penalties arising out of any injury, loss or damage of any nature whatsoever to the Recipient (collectively, “Losses”) due or relating to the provision of or failure to provide the Transition Services, only to the extent that such Losses are a direct result of the gross negligence or reckless or willful misconduct of the personnel of the Provider and/or its Affiliates and/or Subcontractors.  At all times, each Provider is and shall remain the sole employer of the employees who perform the Transition Services.  As such, subject to Section 1.04(b), the Provider acknowledges its obligation to comply with all legal and contractual obligations with respect to such employees, and will indemnify, defend and hold harmless the Recipient from any breach by the Provider of such obligations and all Losses arising therefrom.

5.02  Indemnity by the Recipient.  Without affecting any provision of the Purchase Agreement or the Parties’ respective rights or obligations set forth therein, the Recipient shall indemnify, defend and hold the Provider harmless against any and all Losses arising out of the operations and activities of the Recipient, except to the extent that such Losses are a direct result of the negligence, gross negligence or reckless or willful misconduct of the personnel of the Provider and/or its Affiliates and/or Subcontractors.

5.03  Indemnification Procedures.  The matters set forth in Section 14.3 of the Purchase Agreement are incorporated by reference into and deemed a part of this Agreement.

5.04  Term of Indemnity.  The indemnities contained in this Article 5 shall survive for a period of five years after the termination of this Agreement for any reason.

ARTICLE 6

MISCELLANEOUS

6.01  Amendment, Modification and Waiver.  No provision of this Agreement shall be amended, modified or waived except in writing signed by the Parties.  The waiver by a Party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

6.02  Successors and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns including any subsequent purchaser of AMO, the Subsidiaries or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.  Notwithstanding the foregoing, without the prior written consent of any Party, each of the Recipient and its permitted assigns may at any time, in their sole discretion, assign, in whole or in part, (a) their rights and obligations pursuant to this Agreement to one or more of their Affiliates (provided that no such assignment shall release the Recipient of its obligations hereunder) and (b) the limited right to receive payments hereunder, for collateral security purposes to any lender providing financing to the Recipient or its Affiliates.

6.03  Integration.  This Agreement and the documents referred to herein contain the entire agreement between the Parties regarding the Transition Services and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

6.04  Notices.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow).  Notices, demands and communications to the Charming and AMO shall, unless another address is specified in writing, be sent to the following:

To AMO:

c/o Orchard Brands Corporation
30 Tozer Road
Beverly, MA 01915
Attention:  Dave Walde
Facsimile:  (978) 922-7001
Email: dave@orchardbrands.com

With a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601-6636
Attention:  Gary Holihan
Facsimile:  312-861-2200
Email: gholihan@kirkland.com

To Charming:

Charming Shoppes of Delaware, Inc.
3750 State Road
Bensalem, PA 19020
Attention:  Steven Wishner
Email: steven.wishner@charming.com

With a copy to:
Colin D. Stern, General Counsel
Email:  colin.stern@charming.com

6.05  Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

6.06  Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

6.07  Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted.

6.08  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

6.09  Rights of the Parties.  Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity, other than the Parties and their respective Affiliates, any rights or remedies under or by reason of this Agreement or any of the transactions contemplated hereby.

6.10  Reservation of Rights.  Either Party’s waiver of any of its remedies afforded hereunder or at law is without prejudice and shall not operate to waive any other remedies which that Party shall have available to it, nor shall such waiver operate to waive any Party’s rights to any remedies due to a future breach, whether of a similar or different nature.

6.11  Force Majeure.  Any failure or omission by a Party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such Party, including, but not limited to, the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the Parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strike or lockout (collectively, “Force Majeure”); provided that such Party shall resume the performance whenever such causes are removed.  If the Provider is unable to provide any Transition Services due to Force Majeure, both Parties shall use commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory, such as the subcontracting of all or part of the provision of the Transition Services under the supervision of the Provider for the period of time during or affected by the Force Majeure; provided, if such Force Majeure continues for a period of six months, the Recipient will have the right to terminate the Transition Services affected by the Force Majeure.

6.12  Relationship of the Parties.  It is expressly understood and agreed that in rendering the Transition Services hereunder, each Party is acting as an independent contractor and that this Agreement does not constitute either Party as an employee, agent or other representative of the other Party for any purpose whatsoever.  Neither Party has the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account of the other Party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other Party, or to bind the other Party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other or to bind the other Party in any manner whatsoever (except as to any actions taken by either Party at the express written request and direction of the other Party).  It is the understanding and intention of the Parties hereto that execution of and performance under this Agreement shall create no “joint employer” relationship between them.

6.13  Conflict.  In case of conflict between the terms and conditions of this Agreement and any Appendix, the terms and conditions of such Appendix shall control and govern as it relates to the Transition Service to which those terms and conditions apply.

6.14  WAIVER OF JURY TRIAL.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed as of the day and year first above written.

CHARMING SHOPPES OF DELAWARE, INC.

By:
Name:
Title:

ARIZONA MAIL ORDER COMPANY, INC.

By:
Name:
Title:

APPENDIX A

TRANSITION SERVICES

See attached